UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.   )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐  Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑  Definitive Proxy Statement
☐  Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
METTLER-TOLEDO INTERNATIONAL INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☑	No fee required.
☐  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Mettler-Toledo International Inc.
Im Langacher
CH-8606 Greifensee
Switzerland
March 15, 2005
Dear Fellow Shareholder:
      You are cordially invited to attend the 2005 Annual Meeting of Shareholders of Mettler-Toledo International Inc. to be held on Wednesday, April 27, 2005, at 4:00 p.m. at the offices of the company’s subsidiary Mettler-Toledo Safeline, Inc., 6005 Benjamin Road, Tampa, Florida 33634.
      The Secretary’s notice of the meeting and the proxy statement which appear on the following pages describe the matters to be acted upon at the meeting.
      We hope you will be able to attend the meeting. In any event, please sign and return your proxy as soon as possible so that your vote will be counted. You may also vote by telephone or over the Internet by following the instructions on your proxy card.

Sincerely yours,

Robert F. Spoerry
Chairman of the board

ii

Mettler-Toledo International Inc.

Notice to Shareholders of Annual Meeting

Time:	4:00 p.m. on Wednesday, April 27, 2005

Place:	Mettler-Toledo Safeline, Inc. 6005 Benjamin Road Tampa, Florida 33634

Items of Business:	1. To elect eight directors

2. To ratify the appointment of PricewaterhouseCoopers as independent registered public accounting firm

3. To transact any other business properly brought before the meeting

Who Can Vote:	You can vote if you were a shareholder of record on February 28, 2005

Annual Report:	A copy of our 2004 Annual Report is enclosed

Date of Mailing:	On or about March 15, 2005

By order of the Board of Directors

James T. Bellerjeau
General Counsel and Secretary

      Whether or not you plan to attend this annual meeting, please complete the enclosed proxy card and promptly return it in the accompanying envelope. You may also vote by telephone or over the Internet by following the instructions on your proxy card.

iii

ABOUT THE MEETING AND VOTING

Purpose of the Annual Meeting
      The purpose of the annual meeting is to provide Mettler-Toledo International Inc. shareholders with an opportunity to vote on the proposals and any other business properly brought before the meeting.
Shareholders Entitled to Vote
      Each share of common stock outstanding as of the close of business on February 28, 2005 (the “record date”), is entitled to one vote at the annual meeting on each matter properly brought before the meeting. As of the record date, 43,115,839 shares of common stock were outstanding.
Proposals to be Voted on and the Board’s Voting Recommendations
      The following proposals will be voted on at the meeting. The board recommends that you vote your shares as indicated below. The board has not received proper notice of, and is not aware of, any additional business to be transacted at the meeting other than as indicated below.

Proposals	The Board’s Recommendation

1. The election of eight directors for one-year terms	“FOR” each nominee

2. The ratification of the appointment of PricewaterhouseCoopers as the company’s independent registered public accounting firm	“FOR”
How to Vote
      IN PERSON — You may vote your shares by attending the meeting and voting your shares in person. The meeting is being held at the offices of the company’s subsidiary Mettler-Toledo Safeline, Inc., the address of which is indicated in the foregoing Notice to Shareholders.
      BY PROXY — You may vote your shares by proxy. If you vote your shares by proxy, you are legally designating another person to vote the stock you own in accordance with your desired vote. To vote by proxy, complete, sign and return the enclosed proxy card by mail to the address stated on your proxy card. You may also vote by telephone or over the Internet by following the instructions on your proxy card.
      Even if you plan to attend the meeting, we encourage you to vote your shares by proxy. This will enable us to receive votes in advance of the meeting to ensure that a quorum (defined below) is present for the meeting.
Changing Your Vote
      If you vote by proxy and subsequently decide to change your vote, you may revoke your proxy at any time before the polls close at the meeting. However, you may only do this by signing another proxy with a later date, completing a written notice of revocation and returning it to the address on the proxy card before the meeting; or voting in person at the meeting.
Votes Needed to Hold the Meeting
      A quorum needs to be present at the meeting in order to hold the meeting. A quorum is a majority of the company’s outstanding shares of common stock as of the record date. Your shares are counted as present at the meeting if you attend the meeting and vote in person; vote by telephone or Internet; or properly return a proxy card by mail. Abstentions and broker non-votes shall also be counted in determining whether a quorum is present.

ABOUT THE MEETING AND VOTING

Effect of Not Providing Voting Instructions
      If your shares are held in the name of a brokerage firm and you have not provided your broker with voting instructions, the brokerage firm may vote your shares under certain circumstances. New York Stock Exchange rules allow brokers to vote your shares without your instructions only on routine matters, such as the election of directors and ratification of the appointment of auditors (“broker non-votes”). On non-routine matters, such as those that change the rights of your shares, the brokerage firm may not vote your shares unless they receive voting instructions from you.
      If you hold your shares directly in your own name, they will not be voted if you do not provide a proxy or vote the shares yourself. Proxies that are signed and returned but do not contain instructions will be voted “FOR” the items of business described in the proxy.
How to Vote on Proposal 1
      When voting on the election of director nominees, shareholders may vote in favor of all nominees, vote to withhold votes as to all nominees, or withhold votes as to specific nominees. Assuming a quorum is present, those directors receiving the affirmative vote of a plurality of the votes cast at the meeting and entitled to vote in the election will be elected as a director.
How to Vote on Proposal 2
      A majority of shares present at the meeting and entitled to vote must vote “FOR” the appointment of PricewaterhouseCoopers as the company’s independent registered public accounting firm for the proposal to be ratified. A properly executed proxy card marked “abstain” with respect to this proposal will not be voted. Accordingly, abstentions will have the effect of a vote “against” this proposal.
      For purposes of determining whether the affirmative vote of a majority of the votes cast at the meeting and entitled to vote has been obtained, abstentions will be included in, and broker non-votes will be excluded from, the number of shares present and entitled to vote.
No Dissenters’ Rights
      In the event of certain corporate actions, such as a merger subject to shareholder approval, shareholders have the right to dissent from such action and obtain payment of the fair value of his/her shares. This is referred to as “dissenters’ rights”. The proposals in this proxy statement do not give rise to dissenters’ rights.
Receiving More than One Proxy Card
      If you have received more than one proxy card, you have multiple accounts with brokers and/or our transfer agent. Please vote all of these shares. We recommend that you contact your broker and/or our transfer agent to consolidate as many accounts as possible under the same name and address. Our transfer agent is Mellon Investor Services and may be reached by phone at +1 (800) 526-0801 and on the web at www.melloninvestor.com.
Shareholder Questions
      At the end of the meeting, shareholders appearing at the meeting may ask questions of general interest.
Vote Tabulation; Voting Results
      The company appoints two persons to serve as independent inspectors of election, who also tabulate the voting results. The meeting’s voting results will be disclosed in the company’s second quarter Form 10-Q filed with the Securities and Exchange Commission.

BOARD OF DIRECTORS — GENERAL INFORMATION

Responsibility of the Board of Directors
      It is the responsibility of the Board of Directors to establish and monitor the company’s internal governance practices and promote the long-term success of the company. All actions of the company’s Board of Directors, executive officers and employees are governed by the company’s code of conduct. A copy of the code of conduct is available at www.mt.com on the Investor Relations/Corporate Governance web page.
Corporate Governance Guidelines
      The board has established corporate governance guidelines that contribute to the overall operating framework of the board and the company. These guidelines cover topics including director qualifications and the director nomination process, the responsibilities of directors, including with respect to leadership development and management succession, meetings of non-management directors, and director compensation. The guidelines are available on the company’s web site at www.mt.com on the Investor Relations/Corporate Governance web page.
Composition of the Board; Presiding Director
      In accordance with the company’s by-laws in effect as of this annual meeting of shareholders, the board will consist of eight directors. Each director holds a one-year term until the next annual meeting of shareholders. The board has established the position of Presiding Director, who oversees executive sessions of the non-management directors and all meetings of directors at which the Chairman is not present. The Presiding Director also coordinates with the Nominating and Corporate Governance Committee relating to director nominations as described in the Nominating and Corporate Governance Committee report below. The role of Presiding Director rotates every other year among each of the non-management directors. Mr. Thomas Salice will be assuming the role of Presiding Director as of the annual meeting.
      The board has three committees:
      (i)   the Audit Committee;
      (ii)   the Compensation Committee; and
      (iii)  the Nominating and Corporate Governance Committee.
Minimum Qualifications for Directors
      Members of the Board of Directors must demonstrate integrity, reliability, knowledge of corporate affairs, and an ability to work well together. Diversity in business background, area of expertise, gender and ethnicity must also be considered when selecting board nominees. Additional details are contained in the company’s corporate governance guidelines available at www.mt.com on the Investor Relations/Corporate Governance web page.
Independence of the Board
      The board uses a number of criteria in evaluating independence. The board solicits information from directors as to any relationship the director or his immediate family member has with the company that might affect the director’s independence. The board also evaluates directors’ independence pursuant to current NYSE rules. In addition, the board has adopted the following standard with respect to commercial business relationships, which all non-employee directors satisfy:

If METTLER TOLEDO buys from or sells to companies where directors serve as employees, or where their immediate family members serve as executive officers, the director will be considered independent if the annual purchases or sales are less than the greater of $1 million or 2% of the other company’s consolidated gross revenues.

BOARD OF DIRECTORS — GENERAL INFORMATION

      In light of these criteria, the board has determined that there are no relationships that would impair independence and that all directors are independent under the rules of the New York Stock Exchange, except for the Chairman of the board, who is also the President and Chief Executive Officer.
Meeting of Non-Management Directors
      The board schedules regular executive sessions for its non-management members, typically after each board meeting. The Presiding Director acts as chairman of these meetings.
Director Attendance at Board Meetings and the Annual Meeting
      The board expects that its members will attend all meetings of the board. The Board of Directors met seven times in 2004. Each director attended at least 75% of the aggregate number of board meetings and committee meetings of which the director is a member, except Mr. Maerki, who had schedule conflicts with three board meetings, each discussed in advance with the company.
      All directors except one attended the 2004 annual meeting of shareholders.
Director Compensation
      Non-employee directors are compensated as follows:

	2004	2003

Annual fee(1)	$30,000	$24,000
Fee per board meeting attended	$1,000	$1,000
Fee per committee meeting attended(2)	$750	$500
Annual grant of stock options(3)	3,000	3,000

(1)	Members of the Board of Directors also receive reimbursement for traveling costs and other out-of-pocket expenses incurred in attending board and committee meetings.

(2)	Each committee Chairman receives an additional annual fee of $3,000.

(3)	The options granted in 2004 have an exercise price of $47.95 per share.
Contacting the Board of Directors
      Interested parties may contact the Presiding Director individually or the non-management directors as a group by:
      EMAIL — PresidingDirector@mt.com.
      REGULAR MAIL — Mettler-Toledo International Inc., Im Langacher, CH-8606 Greifensee, Switzerland, Attention: Presiding Director.

BOARD OF DIRECTORS — OPERATION

      The Board of Directors has three committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Further information regarding the membership, function and meetings of the committees is contained in the table below.

Committees	Committee Functions

Audit(1)	Meetings in 2004: 16
John D. Macomber, Chairman	• Oversees the accounting and financial reporting process of the company
Philip Caldwell
• Assists with board oversight of the integrity of the company’s financial statements, and the sufficiency of the independent registered public accounting firm’s review of the company’s financial statements

Francis A. Contino	• Assists with board oversight of the performance of the company’s internal audit function and independent registered public accounting firm, and the accounting firm’s qualifications and independence
Thomas P. Salice	• Assists with board oversight of the company’s compliance with legal and regulatory requirements
Compensation(2)	Meetings in 2004: 5
Thomas P. Salice, Chairman	• Discharges the responsibilities of the company’s Board of Directors relating to compensation of the company’s executives
John T. Dickson	• Reviews and monitors compensation arrangements so that the company continues to retain, attract and motivate quality employees
Philip H. Geier	• Produces an annual report on executive compensation for inclusion in the company’s proxy statement
Nominating and Corporate Governance	Meetings in 2004: 2
George M. Milne, Chairman	• Identifies, screens and recommends qualified candidates to serve as directors of the company
John T. Dickson	• Advises the board on the structure and membership of committees of the board
Hans Ulrich Maerki	• Develops and recommends to the board corporate governance guidelines applicable to the company

(1)	All Audit Committee members are considered “financial experts” as determined by the Board of Directors pursuant to the relevant SEC definition. No Audit Committee member serves on more than two other public company audit committees. Mr. Caldwell is retiring from the board as of the annual meeting. Our Chief Financial Officer, Chief Executive Officer and General Counsel attend Audit Committee meetings at the request of the Audit Committee and give reports to and answer inquiries from the Audit Committee.

(2)	No member of the Compensation Committee was at any time during 2004 an officer or employee of the company or any of its subsidiaries, and no interlocks exist with respect to Compensation Committee members.
Committee Charters
      Each committee of the Board of Directors has a written charter, setting forth the responsibilities of the committee in detail. The committee charters can be found on the company’s web site at www.mt.com on the Investor Relations/ Corporate Governance web page.

AUDIT COMMITTEE REPORT

      The Audit Committee assists the board in overseeing the accounting and financial reporting processes of the company. The Audit Committee operates pursuant to a written charter, a copy of which can be found on the company’s website at www.mt.com. The committee is responsible for overseeing the accounting and financial reporting processes of the company and audits of the financial statements of the company. The Audit Committee does not, however, certify the company’s financial statements. In discharging its oversight role, the Audit Committee discussed the audited financial statements contained in the 2004 annual report separately with the company’s independent registered public accounting firm and the company’s management and reviewed the company’s internal controls and financial reporting.
      The company’s independent registered public accounting firm, PricewaterhouseCoopers (“PwC”), is responsible for auditing the company’s consolidated financial statements as well as the company’s internal control over financial reporting. PwC issues opinions as to (1) whether the financial statements present fairly, in all material respects, the financial position of the company and its subsidiaries in accordance with generally accepted accounting principles; (2) management’s assessment that the company’s maintained effective internal control over financial reporting; and (3) whether the company maintained, in all material respects, effective control over financial reporting.
Audited Financial Statements
      In reviewing the company’s audited financial statements with the independent registered public accounting firm, the Audit Committee discussed with PwC the matters required to be discussed by the Auditing Standards Board Statement on Auditing Standards No. 61, as amended, and other matters including, without limitation:

•	PwC’s responsibilities under generally accepted auditing standards, including the nature and scope of their audits;

•	the written disclosures and confirming letter from PwC regarding their independence required under the Independence Standards Board Standard No. 1;

•	significant accounting policies, such as revenue recognition, goodwill and other intangible assets, and income taxes;

•	management judgments and accounting estimates;

•	any material weaknesses and significant deficiencies in internal controls over financial reporting; and

•	the extent of any significant accounting adjustments.
      In reviewing the company’s audited financial statements with the company’s management, the Audit Committee discussed the same topics listed above with management, including, without limitation, the process used by management in formulating accounting estimates and the reasonableness of those estimates.
      Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the board approved, that the audited financial statements be included in the company’s Annual Report on Form 10-K for the year ended December 31, 2004.
Investigation
      At the April 2004 Audit Committee meeting, management informed the committee that the company had received allegations from an employee. As a matter of good corporate governance, management recommended, and the Audit Committee agreed, to conduct an independent investigation of the allegations. The allegations covered a number of accounting, disclosure and non-financial statement-related items.
      The Audit Committee retained independent outside counsel and forensic accountants to conduct an investigation of these matters, as well as certain other areas directly or indirectly related to the company’s preparation of its financial statements.

AUDIT COMMITTEE REPORT

      In August 2004, the company announced the completion of the financial aspects of the investigation and that the Audit Committee and Board of Directors concluded there would be no change to the company’s financial statements. Based on the investigation, the board (based on the recommendation of the Audit Committee) made changes to improve the leadership and oversight of its financial operations and to reinforce the board’s commitment to maintaining strong corporate governance. Mr. William Donnelly, who was Chief Financial Officer from 1997 to mid-2002 returned from an operating job inside the company to the position of CFO in August 2004. The company has also stated that it plans additional changes to enhance its financial organization, as well as the methods by which complaints may be reported.
      All aspects of the Audit Committee’s investigation are now complete.
Independent Registered Public Accounting Firm Fees

	Audit Fees	Audit-Related Fees	Tax Fees	All Other Fees

2004	$3,780,000	$734,000	$280,000	$2,000
2003	$1,253,000	$301,000	$411,000	$129,000
      Audit Fees — Represents fees for the audit of the annual financial statements and review of financial statements included in quarterly reports on Form 10-Q. Of the 2004 audit fees, approximately $1.9 million relates to the financial statement audit, and $1.8 million to the Sarbanes-Oxley §404 attestation opinion.
      Audit-Related Fees — Of the 2004 audit-related fees, $252,000 relates to supporting work in connection with the Sarbanes-Oxley §404 attestation opinion, $215,000 to the Audit Committee’s investigation, and $159,000 to pension and benefit plan services ($117,000 in 2003).
      Tax Fees — Of the 2004 tax fees, $133,000 relates to an R&D tax credit study ($299,000 in 2003).
      Other Fees — No significant other services were performed by PwC for the company in 2004.
      The Audit Committee has determined that PwC’s provision of the services included in the categories “Tax Fees” and “Other Fees” is compatible with maintaining PwC’s independence. All non-audit services were approved in advance by the Audit Committee pursuant to the procedures described below.
Audit Committee Approval of Non-Audit Services
      The Audit Committee approves all non-audit services provided by PwC in accordance with the following:

•	If the project is in an approved category and less than $50,000 in fees, it is considered pre-approved by the Audit Committee. Specific projects in excess of this amount are presented to the full Audit Committee for their advance approval.

•	On a quarterly basis, PwC reports actual fees to the Audit Committee and any proposals for non-audit services in the upcoming quarter.
      The independent registered public accounting firm must ensure that all audit and non-audit services provided to the company have been approved by the Audit Committee. Each year, the company’s management and the independent registered public accounting firm confirm to the Audit Committee that every non-audit service being proposed is permissible and estimate a budget for the next year’s non-audit services.

AUDIT COMMITTEE REPORT

Independent Registered Public Accounting Firm for 2005
      The Audit Committee has recommended to the board that PwC be engaged as the company’s independent registered public accounting firm for the fiscal year ending December 31, 2005.

Respectfully submitted by the members of the
Audit Committee:

John D. Macomber, Chairman (through the annual meeting)
Philip Caldwell (retiring as of the annual meeting)
Francis A. Contino (incoming Chairman as of the annual meeting)
Thomas P. Salice

COMPENSATION COMMITTEE REPORT

      The Compensation Committee assists the board in reviewing and monitoring the compensation of the company’s executives and the Chief Executive Officer. The Compensation Committee operates pursuant to a written charter, a copy of which can be found on the company’s website at www.mt.com. The committee is responsible for establishing compensation arrangements that allow the company to retain, attract and motivate quality employees.
Compensation Philosophy
      In carrying out its responsibilities, the Compensation Committee works within the parameters of an established compensation philosophy. This philosophy is comprised of several core concepts:

•	One of the primary objectives of the company is to create shareholder value. Compensation should not only consider the performance of the individual but also the results achieved by the company regarding this objective.

•	The company believes in a strong pay/performance linkage and therefore wants to reward fulfillment and overachievement of targets.

•	With regard to overall compensation levels, the company wants to be competitive in the global personnel markets that are relevant to its activities.

•	The company wants to align the interests of its executives with those of its shareholders by linking the executives’ long-term incentive compensation to the company’s long-term performance and by encouraging its executives to purchase equity in the company.

•	Section 162(m) of the Internal Revenue Code prohibits the company from deducting compensation in excess of $1 million paid to certain employees, generally its CEO and its four other most highly compensated executive officers, unless that compensation qualifies as performance-based compensation. We seek to balance the need to fairly compensate the company’s executive officers with the company’s ability to deduct compensation pursuant to Section 162(m).
      As a consequence of this philosophy, the company’s compensation program consists of three basic elements: base salary, annual cash bonus and long-term incentive compensation, which historically has been in the form of stock options. In evaluating the competitiveness of the company’s salaries, the Compensation Committee periodically conducts both broad based surveys and surveys of the salaries of executives in the instruments and electronics industries, including companies in SIC Code 3826 (Laboratory Analytical Instruments). For Swiss-based executive officers, the company makes contributions to a company pension plan on behalf of the officer, which are disclosed in the table under “Executive Compensation” below in the column “All Other Compensation”.
Base Salary
      Within the parameters mentioned above, the company’s goal is to pay average base salaries that are at or below the median. Base salaries for executive officers are generally lower than those at peer companies.
Annual Cash Bonus
      The annual cash bonus is a key element of senior management’s compensation. The company’s bonus plan closely links executive pay with achieving yearly financial performance targets and above-target performance results in greater rewards. Over-achievement under the bonus plan can result in above-median total cash compensation even though base salary may be below the median. In addition to financial performance targets, between 10% and 20% of the bonus for a given participant is based upon individual performance objectives.
      By the end of each year, the Compensation Committee establishes the financial performance targets on which each participant’s incentive is based for the coming year. Performance targets are closely related to that fiscal year’s budget and business plan and may be based upon any one or more of the following financial criteria:

COMPENSATION COMMITTEE REPORT

earnings per share, cash flow, operating profit, inventory turnover, and/or sales of the entire company and/or individual operating units.
Long-Term Incentives
      In May 2004, the company’s shareholders approved the 2004 Equity Incentive Plan. At that time, the company’s previous option plan was terminated. Key elements of the 2004 Plan are as follows:

•	The 2004 Plan permits the use of restricted stock and other equity-based incentives, which will reduce the company’s reliance on stock options.

•	The 2004 Plan does not permit the company to reprice options or stock appreciation rights with a lower exercise price or grant discounted stock options without shareholder approval.

•	Restricted stock, stock units and share awards have a minimum vesting period of three years.

•	Performance-based awards will have minimum performance periods of at least one year.
      Providing the company’s management with an equity stake in the company by awarding long-term incentives under the 2004 Plan aligns management’s long-term interests with the long-term interests of the company’s shareholders. As such, when the company performs well, executive officers will receive greater incentive compensation. When the company does not perform well, the value of incentive awards is reduced.
      Had compensation cost for the company’s stock option plan been determined based upon the fair value of such awards at the grant date, consistent with the methods of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation,” the company’s net earnings in 2004 would have been reduced by 6.7% from $108.0 million to $100.7 million, and diluted earnings per common share would have been reduced by 6.3% from $2.37 to $2.22.
Compensation of the Chief Executive Officer
      The Compensation Committee determines Mr. Spoerry’s compensation on the same basis and using the same philosophy as for the other executive officers. As such, the goal of the Compensation Committee is to link a significant portion of Mr. Spoerry’s compensation to company performance through the annual bonus performance targets. Mr. Spoerry’s financial performance targets include earnings per share, net cash from operations, group sales, and inventory turnover.
      Mr. Spoerry’s annual base salary in 2004 was $774,395 (using an exchange rate SFr. 1.2438 to $1.00, the average exchange rate in 2004).
      Based on the company’s performance for fiscal year 2004 and his performance relating to his personal targets, Mr. Spoerry realized a bonus award equal to 113.7% of his base salary.
      The Compensation Committee recommended granting options to Mr. Spoerry in 2004. As he has done in each of the last five years, Mr. Spoerry declined the proposed grant, requesting instead that the options be made available to other employees. Mr. Spoerry stated that he is fully engaged and committed to the company, and did not need additional options for this purpose.
      Based on the quality of leadership of Mr. Spoerry and the overall performance of the company, the committee believes Mr. Spoerry’s compensation is appropriate.

Respectfully submitted by the members of the Compensation Committee:

Thomas P. Salice, Chairman
John T. Dickson
Philip H. Geier

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE REPORT

      The Nominating and Corporate Governance Committee assists the board in identifying and recommending individuals to be nominated for election to the Board of Directors by shareholders. The Nominating and Corporate Governance Committee operates pursuant to a written charter, a copy of which can be found on the company’s website at www.mt.com. The committee is responsible for advising the board on the structure and membership of committees of the board as well as developing corporate governance guidelines applicable to the operation of the company. We describe below the process established by the committee to nominate directors to the Board of Directors as well as some of the corporate governance activities undertaken by the committee in 2004.
Director Nomination Process
      When there is an actual or anticipated board vacancy, candidates for the Board of Directors may be recommended by (i) any member of the Nominating and Corporate Governance Committee, (ii) other board members, (iii) third parties engaged for that purpose by the committee, and/or (iv) the company’s shareholders. Shareholders interested in recommending a person to be a director of the company must make such recommendation in writing. The recommendation must be forwarded to the Secretary of the company at: Mettler-Toledo International Inc., Im Langacher, CH-8606 Greifensee, Switzerland. Shareholder recommendations must include the information and be sent within the time-frames specified in the company’s by-laws, a copy of which can be obtained from the Secretary. Additional details regarding minimum qualifications for director nominees can be found in the corporate governance guidelines on the company’s website at www.mt.com.
      The Nominating and Corporate Governance Committee follows the following process in nominating candidates for a position on the company’s Board of Directors.

(1)	The committee begins by working with the Presiding Director and Chairman of the board to determine the specific qualifications, qualities and skills that are desired for potential candidates to fill the vacancy on the board. The committee makes this determination based upon the current composition of the board, the specific needs of the company and the Minimum Qualifications for Directors included in the corporate governance guidelines.

(2)	The Nominating and Corporate Governance Committee, Presiding Director and Chairman of the board will then compile a list of all candidates recommended to fill the vacancy on the board. Candidates who meet the desired qualifications, qualities and skills will be required to complete a questionnaire that solicits information regarding the candidates’ background, experience, independence and other information.

(3)	A member of the Nominating and Corporate Governance Committee, the Presiding Director, the Chairman of the board and, in appropriate cases, other board members will interview those candidates who have completed the questionnaire.

(4)	Following these interviews, the full Nominating and Corporate Governance Committee considers the qualifications of each candidate to ensure that each candidate meets the specific qualities and skills that are desired. The committee will forward to the Board of Directors for consideration a list of candidates qualified for the position.
      With regard to the current board nominees, the Nominating and Corporate Governance Committee has evaluated the qualifications and contributions of each of the board nominees and has recommended to the board that the eight current directors be nominated for re-election.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE REPORT

Corporate Governance
      In 2004, the Nominating and Corporate Governance Committee led the company’s corporate governance efforts by:

•	Planning for director succession, leading to the appointment of Mr. Contino as a new board member.

•	Reviewing the independence standards of the New York Stock Exchange and determining that all directors, excluding the Chairman of the board, are independent.

•	Evaluating the effectiveness of the board committees and charters and corporate governance guidelines in light of current Institutional Shareholder Services (ISS) standards of best practice and otherwise.

•	Determining, in light of the current SEC definition, that all Audit Committee members are “financial experts”.

Respectfully submitted by the members of the
Nominating and Corporate Governance Committee: George M. Milne, Chairman
John T. Dickson
Hans Ulrich Maerki

EXECUTIVE COMPENSATION

      The following table sets forth, for the last three fiscal years, the compensation earned by the company’s Chief Executive Officer and four other most highly compensated executive officers who were serving as executive officers as of December 31, 2004:
Summary Compensation Table(1)

	Annual Compensation

							Long Term
				Other Annual			Compensation
				Compensation
							Securities
				US Tax			Underlying	All Other
Name and Principal Position	Year	Salary	Bonus	Equalization(3)	Other(4)		Options (#)	Compensation(2)

Robert F. Spoerry	2004	$774,395	$880,409	$67,160	$12,542		(5)	$282,822
President and	2003	717,032	212,959	36,030	76,540	(6)	(5)	240,937
Chief Executive Officer	2002	717,032	233,035	1,210,951	12,542		(5)	249,887

William P. Donnelly	2004	266,813	232,434	—	10,000		40,000	12,300	(8)
Chief Financial Officer	2003	220,000	173,646	—	10,000		45,000	12,000	(8)
	2002	223,025	79,636	—	14,472	(7)	—	57,262	(8)

Olivier A. Filliol	2004	337,675	390,021	28,453	8,442		40,000	98,143
Head of Global Sales,	2003	233,156	196,108	2,330	8,442		45,000	66,789
Service and Marketing	2002	212,253	77,607	4,561	8,442		30,000	63,584

Beat Luethi	2004	301,495	274,180	13,724	8,442		40,000	101,624
Head of Laboratory	2003	241,196	119,175	5,591	87,434	(9)	65,000	77,023
	2002	—	—	—	—		50,000	—

Urs Widmer	2004	225,117	169,693	24,491	8,442		25,000	88,326
Head of Industrial	2003	192,957	129,725	17,133	8,442		40,000	70,998
	2002	192,957	39,942	9,584	8,442		—	73,773

(1)	All amounts shown were paid in Swiss francs, except amounts paid to Mr. Donnelly from July 1, 2002 and U.S. tax equalization payments, which were paid in U.S. dollars. For purposes of this table, amounts paid in Swiss francs were converted to U.S. dollars at a rate of SFr. 1.2438 to $1.00, the average exchange rate in 2004.

(2)	Represents our contributions to the Mettler-Toledo Fonds, a Swiss pension plan. Each year we contribute to the plan 22% of each participating named executive officer’s “covered salary”. The covered salary is equal to between 106% and 116% of base salary. Contributed amounts bear interest at a minimum rate of 2.50% per annum starting January 1, 2005. Retirement benefits are paid in the form of a lump-sum payment when the employee reaches the normal retirement age under the plan of 65. By way of example, although it is not possible to determine the exact amount payable, assuming a constant salary, a rate of return of 2.50% per annum, and contributions for an additional five years, the amount payable to Mr. Spoerry at that time would be SFr. 4,145,684.

(3)	The individuals did not receive any cash benefit in connection with these payments. Each individual is a resident of Switzerland and pays Swiss tax with respect to his income. The amounts shown represent U.S. tax payments made by the company on behalf of the named executive officer with respect to income that was already taxed in Switzerland. Because these payments were made in respect of double taxation costs, the Compensation Committee of the Board of Directors does not consider these payments as part of the executives’ overall annual compensation. Amounts shown under 2002 include payments covering income earned in the years 2001 and 2002 (1997 through 2002 in the case of Mr. Spoerry).

(4)	Represents a flat allowance for business expenses.

(5)	The Compensation Committee recommended granting options to Mr. Spoerry in each year shown. Mr. Spoerry declined the proposed grant, requesting instead that the options be made available to other employees.

(6)	Includes flat allowance for business expenses of $12,542 and a 20-year service award of $63,997.

(7)	Represents payments by the company to the named executive officer related to his then-expatriate status in Switzerland.

(8)	Represents the company matching payments under its 401(k) Plan and savings plan ($7,650 in 2002, the remainder being Mettler-Toledo Fonds contributions).

(9)	Includes flat allowance for business expenses of $7,035 and a one-time starting bonus of $80,399.

EXECUTIVE COMPENSATION

Option Grants in Last Fiscal Year

	Individual Grants

	Number of	Percentage of
	Securities	Total Options
	Underlying	Granted to	Exercise
	Options	Employees in	Price	Expiration	Grant Date
Name	Granted(1)	Fiscal Year	($/share)	Date	Present Value(2)

Robert F. Spoerry	(3)	—	—	—	—
William P. Donnelly	40,000	6.8	$47.95	2014	$552,480
Olivier A. Filliol	40,000	6.8	$47.95	2015	552,480
Beat Luethi	40,000	6.8	$47.95	2015	552,480
Urs Widmer	25,000	4.2	$47.95	2015	345,300

(1)	The options were granted on October 28, 2004 and have terms of ten years and six months. The options granted to Mr. Donnelly have a term of ten years. The options vest annually in five equal installments beginning on the first anniversary of the date of grant. In addition, the options will fully vest upon certain events, including the dissolution, liquidation and change of control of the company.

(2)	The grant date present value of the options granted has been calculated using the Black-Scholes option pricing model, based upon the following assumptions: estimated time until exercise of five years; a risk-free interest rate of 3.33%; a volatility rate of 25%; and a zero dividend yield. The Black-Scholes option pricing model is only one method of valuing options. The actual value of the options may significantly differ, and depends on the excess of the market value of the common stock over the exercise price at the time of exercise.

(3)	The Compensation Committee recommended granting options to Mr. Spoerry, who declined the proposed grant, requesting instead that the options be made available to other employees.
Option Exercises in Last Fiscal Year
and Option Values as of December 31, 2004

			Number of Securities			Value of Unexercised
			Underlying Unexercised			In-the-Money Options at
	Shares		Options at Fiscal Year End			Fiscal Year End(1)
	Acquired on	Value
Name	Exercise (#)	Realized ($)	Exercisable		Unexercisable	Exercisable	Unexercisable

Robert F. Spoerry	30,000	$854,080	955,712	(2)	0	$40,248,484	$0
William P. Donnelly	45,000	903,267	133,550		86,500	3,650,288	686,200
Olivier A. Filliol	30,000	736,818	110,500		124,500	1,280,993	1,114,770
Beat Luethi	27,500	290,940	10,000		117,500	213,600	1,468,325
Urs Widmer	17,399	759,988	56,190		64,500	1,291,818	551,925

(1)	Sets forth values for “in-the-money” options that represent the positive spread between the respective exercise prices of outstanding stock options and the closing price of $51.31 per share at December 31, 2004, as reported on the New York Stock Exchange.

(2)	Of the exercisable options, 38,400 are scheduled to expire in November 2005, 866,976 in October 2006 and 50,336 in October 2007.

EXECUTIVE COMPENSATION

Executive Officer Employment Agreements
      The company is a party to an employment agreement with Robert F. Spoerry dated October 30, 1996. The agreement provides for an annual base salary, which may be increased from time to time by the Compensation Committee in accordance with normal business practices, and for participation in our bonus plan and other employee benefit plans. The agreement prohibits Mr. Spoerry from competing with the company for a period of 24 months after termination of employment. The agreement may be terminated without cause on 36 months’ notice during which period Mr. Spoerry is entitled to full compensation under the agreement.
      The company is also a party to employment agreements with the named executive officers. These agreements provide for a base salary subject to adjustment and participation in our bonus plan and other employee benefit plans. Each agreement prohibits the executive from competing with the company for a period of 12 months after termination of employment. Each agreement may be terminated without cause on 12 months’ notice (six months for Messrs. Filliol and Widmer) during which period the executive is entitled to full compensation under the agreement.
      The company is a party to agreements with Messrs. Spoerry, Filliol, Luethi and Widmer, who are non-U.S. citizens and non-U.S. residents and are subject to income tax on their earnings in Switzerland. The company has agreed to pay additional costs (including payment of taxes) borne by these executives in respect of the same earnings that are subject to additional taxation in the United States. The individuals do not receive any cash benefit as a result of this arrangement. The agreements cover taxable years starting in 1997, as applicable.

SHARE OWNERSHIP

      This table illustrates how much of the company’s common stock is owned by directors, executive officers and owners of more than 5% of the company’s common stock as of February 28, 2005 (December 31, 2004 in the case of 5% shareholders):

	Shares Beneficially
	Owned(1)

Name of Beneficial Owner	Number	Percent

5% Shareholders:
Fidelity Management & Research Company(2)	6,423,935	14.9%
82 Devonshire Street,
Boston, MA 02109
Franklin Resources, Inc.	5,216,947	12.1%
One Franklin Parkway,
San Mateo, CA 94403
Directors:
Robert F. Spoerry(3)	1,320,316	3.0%
Francis A. Contino	300	*
John T. Dickson	8,359	*
Philip H. Geier	5,600	*
John D. Macomber	66,740	*
Hans Ulrich Maerki	1,800	*
George M. Milne	10,000	*
Thomas P. Salice(4)	312,393	*
Named Executive Officers:
William P. Donnelly(5)	187,621	*
Olivier A. Filliol	110,500	*
Beat Luethi	10,000	*
Urs Widmer	62,580	*
All Directors and Executive Officers as a Group (15 persons):	2,363,952	5.3%

*	The percentage of shares of common stock beneficially owned does not exceed one percent of the outstanding shares.

(1)	Calculations of percentage of beneficial ownership are based on 43,115,839 shares of common stock outstanding on February 28, 2005. Information regarding 5% shareholders is based solely on Schedule 13Gs filed by the holders. For the directors and officers, the calculations assume the exercise by each individual of all options for the purchase of common stock held by such individual that are exercisable within 60 days of the date hereof.

Shares subject to options exercisable within 60 days:

Robert F. Spoerry	955,712
Francis A. Contino	0
John T. Dickson	7,000
Philip H. Geier	3,600
John D. Macomber	6,000
Hans Ulrich Maerki	1,800
George M. Milne	7,000
Thomas P. Salice	8,600
William P. Donnelly	133,550
Olivier A. Filliol	110,500
Beat Luethi	10,000
Urs Widmer	56,190
All directors and executive officers as a group	1,507,206

(2)	Fidelity Management Trust Company is separately the beneficial owner of 203,495 shares.

(3)	Includes 17,778 shares held by Mr. Spoerry’s spouse.

(4)	Includes 30,093 shares held by a charitable trust and over which Mr. Salice shares voting and investment power with his spouse as trustees.

(5)	Includes 1,908 shares held by Mr. Donnelly’s children.

SHARE PERFORMANCE GRAPH
      The following graph compares the cumulative total returns (assuming reinvestment of dividends) on $100 invested on December 31, 1999 through December 31, 2004 in our common stock, the Standard & Poor’s 500 Composite Stock Index (S&P 500) and the SIC Code 3826 Index — Laboratory Analytical Instruments. Historically, we have not paid dividends on our common stock. However, the company will evaluate this policy on a periodic basis taking into account our results of operations, financial condition, capital requirements, including potential acquisitions, our share buyback program, the taxation of dividends to our shareholders, and other factors deemed relevant by our Board of Directors.
Comparison of Cumulative Total Return
Among Mettler-Toledo International Inc., the
S&P 500 Index and SIC Code 3826 Index —
Laboratory Analytical Instruments

	12-31-1999	12-31-2000	12-31-2001	12-31-2002	12-31-2003	12-31-2004

Mettler-Toledo	$100	$142	$136	$84	$111	$134
S&P 500 Index	$100	$91	$80	$62	$80	$89
SIC Code 3826 Index	$100	$179	$117	$62	$90	$107

PROPOSAL ONE:
ELECTION OF DIRECTORS

      The nominees for the Board of Directors are listed below. Each nominee, if elected, will hold office until next year’s annual meeting of shareholders and until their successors have been duly elected and qualified. All nominees are currently directors. In the event that a nominee is unable to serve, the person designated as proxyholder for the company will vote for the remaining nominees and for such other person as the Board of Directors may nominate.
      Robert F. Spoerry is 49 years old and has been a director since October 1996. Mr. Spoerry has been President and Chief Executive Officer of the company since 1993. He served as Head of Industrial and Retail (Europe) of the company from 1987 to 1993. Mr. Spoerry has been Chairman of the Board of Directors since May 1998.
      Francis A. Contino is 59 years old and has been a director since October 2004. Mr. Contino is Executive Vice President — Strategic Planning and Chief Financial Officer of McCormick & Company, Inc. He is a member of the Management Committee and has been a member of the Board of Directors and Chief Financial Officer of McCormick since joining the company in 1998. Prior to joining McCormick, Mr. Contino was Managing Partner of the Baltimore office of Ernst & Young.
      John T. Dickson is 59 years old and has been a director since March 2000. Mr. Dickson has been President and Chief Executive Officer of Agere Systems Inc. since August 2000. Previously, Mr. Dickson had been Executive Vice President and Chief Executive Officer of Lucent Technologies’ Microelectronics and Communications Technologies Group since October 1999. He joined AT&T Corp. in 1993 as Vice President of its Integrated Circuit business unit, moved to Lucent following its spin-off in 1996, and was named Chief Operating Officer of Lucent’s Microelectronics Group in 1997. Mr. Dickson is also a director of Agere Systems Inc. and the Semiconductor Industry Association and a member of the board of Trustees of Lehigh Valley Health Network.
      Philip H. Geier is 70 years old and has been a director since July 2001. Mr. Geier was Chairman of the board and Chief Executive Officer of the Interpublic Group of Companies, Inc. from 1980 to 2000 and was a director of Interpublic since 1975. Mr. Geier is also a director of AEA Investors LLC, Alcon, Inc., Fiduciary Trust Co. International, Foot Locker, Inc. and Intermedia Advertising Group.
      John D. Macomber is 77 years old and has been a director since October 1996. He has been a principal of JDM Investment Group since 1992. He was Chairman and President of the Export-Import Bank of the United States (an agency of the U.S. Government) from 1989 to 1992. From 1973 to 1986 Mr. Macomber was Chairman and Chief Executive Officer of Celanese Corporation. Prior to that, Mr. Macomber was a Senior Partner of McKinsey & Company. Mr. Macomber is also a director of AEA Investors LLC and Lehman Brothers Holdings Inc.
      Hans Ulrich Maerki is 58 years old and has been a director since September 2002. Mr. Maerki has been the Chairman and General Manager of IBM Europe/ Middle East/ Africa since July 2003. He is also a member of the World Wide Management Council of IBM Corporation. From August 2001 to July 2003, Mr. Maerki was Chairman of IBM Europe/ Middle East/ Africa and from 1996 to July 2001, Mr. Maerki was General Manager of IBM Global Services, Europe/ Middle East/ Africa. Mr. Maerki has been with IBM in various positions since 1973. Mr. Maerki is also a director of ABB Ltd.
      George M. Milne, Jr., Ph.D., is 61 years old and has been a director since September 1999. From 1970 to July 2002, Mr. Milne held various management positions with Pfizer Corporation, including most recently Executive Vice President, Pfizer Global Research and Development and President, Worldwide Strategic and Operations Management. Dr. Milne was also a Senior Vice President of Pfizer Inc. and a member of the Pfizer Management Council. He was President of Central Research from 1993 to July 2002 with global responsibility for Pfizer’s Human and Veterinary Medicine Research and Development. Dr. Milne is also a director of Athersys, Inc., Charles River Laboratories, Inc. and Conor Medsystems, Inc.

PROPOSAL ONE:
ELECTION OF DIRECTORS

      Thomas P. Salice is 45 years old and has been a director since October 1996. Mr. Salice is a Managing Member of Sceptra Capital Partners, LLC, a private equity firm. Previously, he was President of AEA Investors LLC, a private equity firm, from January 1999, Chief Executive Officer from January 2000, and Vice Chairman from September 2002 to December 2004. Mr. Salice is also a director of Agere Systems Inc. and Waters Corporation. He also serves on the board of Trustees of Fordham University.
      The Board of Directors recommends that you vote FOR the election of each of the directors listed above. Proxies will be voted “FOR” each nominee unless otherwise specified in the proxy.

PROPOSAL TWO:
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

      You are being asked to ratify the appointment of PricewaterhouseCoopers (PwC) as the company’s independent registered public accounting firm. Upon recommendation of the Audit Committee, the Board of Directors has appointed PwC, independent public accountants, to audit and report on the company’s consolidated financial statements for the fiscal year ending December 31, 2005 and to perform such other services as may be required of them.
Auditor Attendance at Annual Meeting
      Representatives of PwC are expected to be present at the annual meeting. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate shareholder questions.
Limitation on Amount of Audit Fees
      We have no existing direct or indirect understandings or agreements with PwC that place a limit on current or future years’ audit fees. Please see the Audit Committee Report in this proxy statement for further details concerning the fees charged by PwC.
      The Board of Directors recommends that you vote FOR ratification of the appointment of PwC as independent registered public accounting firm. Proxies will be voted “FOR” ratification of the appointment of PwC unless otherwise specified in the proxy.

ADDITIONAL INFORMATION

Compensation Committee Interlocks and Insider Participation
      The Compensation Committee is comprised of Messrs. Salice (Chairman), Dickson and Geier, none of whom were officers or employees of the company or its subsidiaries or had any relationship requiring disclosure by the company under Item 404 of the Securities and Exchange Commission’s Regulation S-K during or prior to 2004.
Section 16(a) Beneficial Ownership Reporting Compliance
      Section 16(a) of the Securities Exchange Act of 1934 requires the company’s executive officers and directors, and persons who own more than ten percent of a registered class of the company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and The New York Stock Exchange. Executive officers, directors and greater than 10% shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. Based on our review of the copies of such forms received by us, or written representations from certain reporting persons, we believe that in the last year, all filing requirements applicable to our executive officers and directors and greater than 10% shareholders were complied with, with the exception of the delayed filing of one Form 4 reporting an option exercise by Mr. Filliol that occurred on September 1, 2004. The transaction was reported in a Form 4 filed with the SEC on September 10, 2004.
Availability of Form 10-K and Annual Report to Shareholders
      The company’s Annual Report to shareholders for the fiscal year ended December 31, 2004, including financial statements, accompanies this proxy statement. The Annual Report is not to be regarded as proxy soliciting material or as a communication by means of which any solicitation is to be made.
      The Annual Report will be available on the Investor Relations/Annual Report web page of the company’s web site at www.mt.com. Upon written request, the company will furnish, without charge, to each person whose proxy is being solicited a copy of the Annual Report on Form 10-K for the fiscal year ended December 31, 2004, as filed with the SEC. Requests in writing for copies of any such materials should be directed to the Treasurer, Mettler-Toledo International Inc., 1900 Polaris Parkway, Columbus, Ohio 43240-2020, USA.
Electronic Delivery of Annual Report and Proxy Statement
      If you wish to receive future annual reports, proxy statements and other materials and shareholder communications electronically via the Internet, please follow the directions on your proxy card for requesting such electronic delivery. An election to receive materials electronically will continue until you revoke it. You will continue to have the option to vote your shares by telephone, mail or via the Internet.
How to Submit Shareholder Proposals
      Shareholders may present proposals which may be proper subjects for inclusion in the proxy statement and for consideration at an annual meeting. To be considered, proposals must be submitted on a timely basis. We must receive proposals for next year’s annual meeting no later than November 15, 2005. Proposals and questions related thereto should be submitted in writing to the Secretary of the company. Proposals may be included in the proxy statement for next year’s annual meeting if they comply with certain rules and regulations promulgated by the Securities and Exchange Commission and in connection with certain procedures described in our by-laws, a copy of which may be obtained from the Secretary of the company. Any proposal submitted outside the processes of these rules and regulations will be considered untimely for the purposes of Rule 14a-4 and Rule 14a-5.
Expenses of Solicitation
      The cost of soliciting proxies will be borne by the company. In addition to the solicitation of proxies by use of the mail, some of our officers, directors and regular employees, none of whom will receive additional

ADDITIONAL INFORMATION

compensation therefore, may solicit proxies in person or by telephone, Internet or other means. As is customary, we will, upon request, reimburse brokerage firms, banks, trustees, nominees and other persons for their out-of-pocket expenses in forwarding proxy materials to their principals.
Other Matters
      We know of no other matter to be brought before the annual meeting. If any other matter requiring a vote of the shareholders should come before the meeting, it is the intention of the persons named in the proxy to vote the proxies with respect to any such matter in accordance with their reasonable judgment.

PROXY

METTLER-TOLEDO INTERNATIONAL INC.
Proxy for Annual Meeting of Shareholders
April 27, 2005

This proxy is solicited on behalf of Mettler-Toledo International Inc.’s Board of Directors

     The undersigned hereby appoints Robert F. Spoerry and William P. Donnelly, and each of them, proxies for the undersigned, with full power of substitution, to represent and to vote all shares of Mettler-Toledo International Inc. common stock which the undersigned may be entitled to vote at the 2005 Annual Meeting of Shareholders of Mettler-Toledo International Inc. to be held in Tampa, Florida on Wednesday, April 27, 2005 at 4:00 p.m., or at any adjournment thereof, upon the matters set forth on the reverse side and described in the accompanying proxy statement and upon such other business as may properly come before the meeting or any adjournment thereof.

     Please mark this proxy as indicated on the reverse side to vote on any item. If you wish to vote in accordance with the Board of Directors’ recommendations, please sign the reverse side; no boxes need to be checked. IF THIS PROXY IS SIGNED BUT NO SPECIFICATION IS MADE, THE PROXY SHALL BE VOTED FOR ITEMS 1 THROUGH 2 in their discretion, and the appointed proxies are authorized to vote upon such other business as may properly come before the meeting.

(continued and to be signed on other side)

Address Change / Comments (Mark the corresponding box on the reverse side)

■   FOLD AND DETACH HERE   ■

Please Mark Here for Address Change or Comments SEE REVERSE SIDE Please mark your vote as indicated in this example	☐ ☒

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 THROUGH 2

ITEM NO. 1
ELECTION OF DIRECTORS

FOR all nominees listed to the right (except as noted below)	WITHHOLD AUTHORITY to vote for all nominees listed to the right	01 Robert F. Spoerry, 02 Francis A. Contino, 03 John T. Dickson, 04 Philip H. Geier, 05 John D. Macomber, 06 Hans Ulrich Maerki, 07 George M. Milne, 08 Thomas P. Salice

☐	☐

*Instruction: To withhold authority from any individual nominee(s), write the nominee(s) name on the line provided below.

ITEM NO. 2
APPROVAL OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

FOR ☐	AGAINST ☐	ABSTAIN ☐
Receipt is hereby acknowledged of the Mettler-Toledo International Inc. Notice of Meeting and Proxy Statement

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE

By checking the box to the right, I consent to future delivery of annual reports, proxy statements, prospectuses and other materials and shareholder communications electronically via the Internet at a webpage which will be disclosed to me. I understand that the Company may no longer distribute printed materials to me from any future shareholder meeting until such consent is revoked. I understand that I may revoke my consent any time by contacting the Company’s transfer agent, Mellon Investor Services LLC, Ridgefield Park, NJ and that costs normally associated with electronic delivery, such as usage and telephone charges as well as any costs I may incur in printing documents, will be my responsibility.
☐

Signature	Signature	Date

NOTE. Please sign exactly as name appears hereon. Joint owners should each sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. Corporate and partnership proxies should be signed by an authorized person indicating the person’s title.

■  FOLD AND DETACH HERE  ■
Vote by Internet or Telephone or Mail